Exhibit 10.12

FINAL

NORTHWEST AIRLINES, INC.

2008 RETENTION PLAN

ARTICLE 1
ESTABLISHMENT AND PURPOSE

NORTHWEST AIRLINES, Inc. has established this Northwest Airlines, Inc. 2008 Retention Plan (the “Plan”).  The primary purpose of the Plan is to provide an incentive for employees to remain employed with the Company or one of its Affiliates in light of a potential merger involving the Company and another major airline.

ARTICLE 2
DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“Administrator” means the Compensation Committee of the Board of Directors of Northwest Airlines Corporation.

“Affiliate” means any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of management and policies of the controlled entity or organization, whether through the ownership voting securities or by contract or otherwise.

“Board” means the Board of Directors of the Company.

“Change of Control” means a “Change of Control” as defined under the Northwest Airlines Corporation 2007 Stock Incentive Plan, as in effect on the date hereof.

“Company” means Northwest Airlines, Inc., a Minnesota corporation.

“Cause” means “Cause” as defined in the Participant’s Retention Payment Award Letter, or, if not defined therein, (i) an act or acts of personal dishonesty by the Participant intended to result in substantial personal enrichment of the Participant at the expense of the Company or an Affiliate, (ii) an act or acts of personal dishonesty by the Participant intended to cause substantial injury to the Company or an Affiliate, (iii) material breach (other than as a result of a “disability”

(within the meaning of Section 22(e) of the Code)) by the Participant of the Participant’s obligations under the terms and conditions of the Employee’s employment, which action was (A) undertaken without a reasonable belief that the action was in the best interests of the Company or an Affiliate and (B) not remedied within fifteen days after receipt of written notice from the Company or an Affiliate specifying the alleged breach; or (iv) the conviction of the Employee of a felony.

“Code” means the Internal Revenue Code of 1986, as amended.

“Good Reason” means “Good Reason” as defined in the Participant’s Retention Payment Award Letter, or, if not defined therein, (i) a material reduction in a Participant’s base salary or target bonus; or (ii) the relocation of the Participant’s principal place of employment by more than 50 miles (excluding travel requirements relating to the Participant’s duties), without the Participant’s consent; provided, however, that the foregoing events shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Participant of written notice of the event which constitutes Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.

 “Participant” means an employee of the Company or an Affiliate selected by the Administrator who has been provided a Retention Payment Award Letter that specifies the details of the employee’s participation in, and Retention Payment opportunity under, the Plan.

“Payment Date” means the date through which a Participant must remain in continuous employment with the Company or an Affiliate in order to become entitled to all or a portion of a Retention Payment, as determined under Section 5.2 and set forth on the Participant’s Retention Payment Award Letter. A Participant may have a single Payment Date or multiple Payment Dates, as determined under Section 5.2.

“Retention Payment” means the amount described in Section 5.1 and specifically set forth on the Participant’s Retention Payment Award Letter.

“Retention Payment Award Letter” means the letter provided by the Administrator to each Participant that sets forth the Retention Payment opportunity and Payment Date(s) applicable to the Retention Payment opportunity, as described in Section 5.1.

“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

“Successor” means any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company.

ARTICLE 3
ADMINISTRATION

3.1        Administration of the Plan.  The Plan shall be administered by the Administrator.

3.2        Authority of the Administrator.  Subject to the provisions herein, the Administrator shall have full power and authority: to select and approve Participants; to determine the amount of the Retention Payment opportunity (which need not be the same for each Participant); to determine the terms and conditions of each individual’s participation in a manner consistent with the provisions of the Plan; to establish Payment Dates and, if multiple Payment Dates are established for a Participant, then the portion of the Retention Payment payable upon each such Payment Date; to determine whether any strategic, financial, and/or operational goals have been met; to interpret, in its sole discretion, the Plan and any agreement or instrument entered into under the Plan; to establish, amend, rescind, or waive rules and regulations for the Plan’s administration; and in general to have the full power to make all other determinations which may be necessary or advisable for the administration of the Plan, to the extent consistent with the provisions of the Plan.  Notwithstanding the foregoing or any provision of the Plan to the contrary, a Participant must exhaust all administrative remedies established by the Administrator before bringing any action at law or equity.  The Administrator may delegate its power, authority and duties under the Plan to the Chief Executive Officer of the Company pursuant to such conditions or limitations as the Administrator may establish; provided, however, that the Administrator may not delegate its duties or authorities with respect to executive officers.

3.3        Decision of Administrator Final.  Subject to applicable law, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Administrator made by the Administrator in good faith shall be final and conclusive and binding on all persons.

3.4        Interested Administrator.  For the avoidance of doubt, if an Administrator is also a Participant in the Plan (i.e., by way of permissible delegation), the Administrator may not decide or determine any matter or question concerning the Administrator’s own benefits.

ARTICLE 4
PARTICIPATION

The Administrator shall identify which employees of the Company or an Affiliate shall participate in the Plan.  As soon as practicable following selection by the Administrator, each selected employee shall be provided with a Retention Payment Award Letter which shall describe the terms and conditions of each individual’s participation in, and Retention Payment opportunity under, the Plan.  A selected employee shall become a Participant in the Plan as of such time as the date set forth by the Administrator in the selected employee’s Retention Payment Award Letter.

ARTICLE 5
RETENTION PAYMENT OPPORTUNITY

5.1        Establishment of Retention Payment Amount.

(a)               Initial Awards.  The Administrator is authorized, but not obligated, to award Retention Payment opportunities on the terms of the Retention Payment Award Letter substantially in the form set forth on Appendix A to the individuals indicated by position, and with Retention Payment opportunities expressed as a percentage of base salary listed on Appendix A-1 (the “Initial Awards”).

(b)              Discretionary Awards.  In addition to the Initial Awards, the Administrator is authorized, but not obligated, from time to time and in its sole discretion, to make awards of additional Retention Payment opportunities under the Plan, up to an aggregate amount of $25 million, to any one or more employees of the Company or an Affiliate of the Company as the Administrator shall select, on such terms and conditions as the Administrator shall determine, in its sole discretion (“Discretionary Awards”).  Any Discretionary Awards shall be communicated to the affected Participant in the form of a Retention Payment Award Letter provided to such Participant by the Company.  Any Discretionary Awards may, but need not, be subject to similar terms and conditions as are applicable under the Initial Awards.  Receipt of an Initial Award by a Participant does not render a Participant ineligible for a Discretionary Award.  The accelerated payment requirements of Section 6.1 of the Plan are not required to apply to any Discretionary Awards.

5.2        Establishment of Payment Date or Payment Dates.  Subject to Section 6.1, and unless otherwise specified in the Participant’s Discretionary Award Retention Payment Award Letter, each Participant must remain in continuous employment with the Company or an Affiliate through and including such Participant’s Payment Date or Payment Dates in order to become entitled to receive a Retention Payment under this Plan.  The Administrator, in its sole discretion, shall determine whether a Participant has one or multiple Payment Dates, establish the Payment Date or Payment Dates for each Participant, and in the event a Participant has multiple Payment Dates, determine the portion of the Retention Payment, which are not required to be in equal amounts for each Payment Date, payable upon each such Payment Date, which need not be the same for each Participant.  A Payment Date may be based on (i) a fixed date, (ii) a number of days occurring after a strategic, financial, and/or operational goal as determined in the sole discretion of the Administrator, or (iii) such other criteria as determined in the sole discretion of the Administrator, with such date or dates set forth in the Participant’s Retention Payment Award Letter.  Notwithstanding the foregoing, the Administrator shall have the discretion to waive any service, employment or other conditions to payment of a Retention Payment; provided that, unless otherwise specified in the Participant’s Discretionary Award Retention Payment Award Letter, the Participant’s Retention Payment must in all events be paid no later than two and one-half months after the conclusion of the year in which the Retention Payment opportunity ceases to be subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code.

5.3        Payment of Retention Payment.  Subject to Section 6.1, unless otherwise specified in the Participant’s Discretionary Award Retention Payment Award Letter, any Retention Payment payable under this Plan shall be paid to the Participant as follows:

(a)               If a Participant has a single Payment Date, the entire Retention Payment shall be paid in a single lump sum within ten (10) days (or such fewer number of days as may be specified in the Retention Payment Award Letter) after such Participant’s Payment Date; or

(b)              If a Participant has multiple Payment Dates, the portion of the Retention Payment assigned to a Payment Date shall be paid in a single lump sum within ten (10) days (or such fewer number of days as may be specified in the Retention Payment Award Letter) after such Payment Date.

5.4        Withholding for Taxes.  Notwithstanding any other provisions of the Plan, the Company shall withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws, and in the case of expatriate employees, the withholding required under the Company’s expatriate program, or such other amount or amounts as are agreed to by the Participant.

ARTICLE 6
TERMINATION OF EMPLOYMENT

6.1        Termination Without Cause or With Good Reason.  Unless otherwise specified in the Participant’s Discretionary Awards Retention Payment Award Letter, in the event a Participant’s employment with the Company and its Affiliates is terminated prior to or as of a Participant’s Payment Date by reason of a termination by the Company or an Affiliate without Cause or by the Participant with Good Reason, such Participant shall receive the following:

(a)               In the event the Participant has a single Payment Date, the entire Retention Payment; or

(b)              In the event the Participant has multiple Payment Dates, (i) the entire Retention Payment, if such termination occurs prior to the Participant’s first Payment Date, or (ii) the unpaid portion of the Retention Payment, if such termination occurs after one or more Payment Dates and payment of the corresponding portion of the Retention Payment, but prior to the final Payment Date.

The amount payable under clause (a) or (b) above shall be paid in a single lump sum within ten (10) days following such termination event.

6.2        Termination For Other Reasons. Unless otherwise specified in the Participant’s Discretionary Award Retention Payment Award Letter: (x) in the event a Participant’s employment with the Company and its Affiliates is terminated for any reason not described in Section 6.1 prior to the Payment Date for a Participant who has a single Payment Date or prior to the first Payment Date for a Participant who has multiple Payment Dates, then all rights of such Participant to any Retention Payment under the Plan (or any other benefit) shall be forfeited; and (y) with respect to a Participant who has multiple Payment Dates and whose employment with the Company and its Affiliates is terminated for any reason not described in Section 6.1 after one or more Payment Dates, but prior to the final Payment Date, then all rights of such Participant to the unpaid portion of the Retention Payment under the Plan (or any other benefit) shall be forfeited.

6.3        Employment with Successors. For purposes of this Plan, employment with any Successor will be considered employment with the Company (or an Affiliate).

ARTICLE 7
BENEFICIARY

Any Retention Payment amounts that are payable under the Plan to the Participant, but which are not yet paid at the time of the Participant’s intervening death, shall be payable to the estate of the Participant.

ARTICLE 8
RIGHTS OF PARTICIPANTS

8.1        No Employment or Benefit Guaranty. None of the establishment of the Plan, the receipt of a Retention Payment Award Letter, any modification or amendment thereof, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company, any Affiliate, or the Administrator except as expressly provided herein.  Under no circumstances shall the maintenance of this Plan constitute a contract of employment or shall the terms of employment of any Participant be modified or in any way affected hereby.  Accordingly, neither participation in the Plan nor the payment of a Retention Payment amount shall be held or construed to give any Participant a right to be retained in the employ of the Company or any Affiliate.

8.2        No Assignment of Rights. The rights or interests of a Participant under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, executive or levy of any kind, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute on, levy or otherwise dispose of any right to an amount payable hereunder shall be void.  No Retention Payment amount shall be in any manner subject to the debts, contracts, liabilities, engagements, or torts of any Participant.

8.3        No Funding. All payments to be made under the Plan shall be paid from the general assets of the Company or an Affiliate, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.  No Participants shall have any right, title, or interest whatsoever in or to any amounts under the Plan prior to receipt.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fund of any kind, or a fiduciary relationship between the Company or an Affiliate and any other person.  The rights of any Participant (or beneficiary) to any amounts hereunder shall be no greater than those of an unsecured general creditor of the Company.

8.4        Other Plans.  Unless otherwise determined by the Administrator for this purpose in writing, any Retention Payment made under this Plan shall not be taken into account in computing the Participant’s salary, wages, base pay or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance, severance, welfare or other benefit plans, programs or arrangements of the Company or its Affiliates, and/or (ii) any agreement between the Participant and the Company or its Affiliates.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1        Amendment and Termination.  The Board reserves the right to amend or terminate the Plan, in whole or in part, at any time.  Except as expressly provided in the Plan, no amendment or termination of the Plan shall adversely affect the rights of any Participant under a Retention Payment opportunity previously awarded to such Participant.

9.2        Headings.  The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof.  Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

9.3        Evidence.  Evidence required of anyone under the Plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.

9.4        Gender and Number.  Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.

9.5        Code Section 409A.  To the extent applicable, and notwithstanding anything herein to the contrary, this Plan and the Retention Payment opportunities hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Plan.  Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s termination of employment with the Company and its Affiliates, the Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company and its Affiliates (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  The Company shall use commercially reasonable efforts to implement the provisions of this Section 9.5 in good faith; provided that neither the Company, its Affiliates, the Successor, the Administrator or any of its or their employees, directors or representatives shall have any liability to Participants with respect to this Section 9.5.

9.6        Applicable Law; Mandatory Arbitration.  The Plan shall be construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of laws doctrine.  The

Participants shall settle by arbitration any dispute or controversy arising in connection with the Plan and any Retention Payment.  Such arbitration will be conducted in St. Paul, Minnesota, applying the laws of the State of Minnesota, without reference to principles of conflicts of laws.  The award of an arbitrator shall be final and non-appealable, and judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

9.7        Severability.  Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.

9.8        Effective Date.  This Plan shall be effective as of the date of its adoption by the Board, or such later date, and subject to such conditions and events, as may be specified by the Board of Directors of the Company.

9.9        Successors.  This Plan shall constitute a binding obligation to any successor to the Company, whether by purchase, merger, consolidation or otherwise, in the same manner and to the same extent that the Company would be obligated under the Plan if no such succession had taken place.  In any agreement providing for the sale of all or substantially all of the Company’s assets, the Company shall cause the acquiring party to assume and agree to perform the Company’s obligations under the Plan.  Any such successor shall be deemed substituted for all purposes for the “Company” under the terms of this Plan.

Appendix A

Personal & Confidential

April [ ], 2008

[NAME]

[ADDRESS]

Dear [FIRST NAME]:

As you know, Northwest Airlines has signed a merger agreement with Delta Air Lines.  I am pleased to inform you that you have been selected to participate in the 2008 Northwest Airlines, Inc. Retention Plan (the “Plan”).  The Plan has been established to recognize employees who are in a position to make important contributions to the successful completion of the merger, and to provide a meaningful incentive for employees to stay committed and productive during this time of major organizational change.

We are pleased to provide you with a Retention Payment opportunity in the amount of [XX]% of your annual base salary (as of the date of payment).  This retention opportunity is intended to encourage you to stay with Northwest through the completion of the regulatory review and to assure that we continue to run the best airline in the industry during this process.

If you remain employed with Northwest or an affiliate through the closing date of the merger, your Retention Payment will be made to you on the closing date of the merger.  Should the merger agreement be formally terminated, your Retention Payment will be paid to you within 10 days after the termination date of the merger agreement.  If you do not remain employed with Northwest or one of its affiliates through the payment date, you will forfeit your right to receive your Retention Payment. However if your employment is terminated by Northwest or an affiliate without Cause or you terminate your employment with Good Reason (each as defined in the Plan), prior to the payment date, you will be entitled to an accelerated payment of your Retention Payment within 10 days following your termination of employment.

The Retention Payment is subject to the terms and conditions outlined in the Plan, a copy of which will be provided to you.

It is important that your Retention Payment information be kept confidential, as it only pertains to you.  If you have any questions regarding this letter or the Retention Plan, please direct those questions to your Human Resources representative.

With your help, we can make this merger a success.  I look forward to working with you during this exciting time.

Sincerely,

Douglas M. Steenland

Chief Executive Officer

Appendix A-1

All salaried employees through the managing director level are eligible to participate.  Payouts would be made upon the earlier of merger closing or rejection of the merger agreement.

Award
As A % of
Grade Level	Base Salary

MDs	35%

Directors	25%

All Other
Salaried Employees	20%
(Grades 3-9, 30-37, 50-55)